Exhibit 99.1

Oxford Immunotec Reports Fourth Quarter and Full Year 2017 Financial Results

●	2017 marks the 13th consecutive year of at least 20% year-over-year constant currency revenue growth
●	>25% pro forma organic growth for the year in tick-borne disease and other revenue
●	Balance sheet strengthened by December patent infringement settlement, which included a cash receipt of $27.5 million
●	Reduced royalty burden resulted in substantial gross margin improvement

OXFORD, United Kingdom and MARLBOROUGH, Mass., February 27, 2018 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, high-growth diagnostics company, today announced fourth quarter and full year 2017 financial results.

“While the year contained many ups and downs, in aggregate I am pleased with the substantial progress made throughout the Company in 2017” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “2017 highlights included stronger-than-expected performance in Asia, a marked acceleration in Europe & ROW revenue growth, outperformance of our clinical tick-borne disease business, and the successful culmination of several strategically important multi-year initiatives on intellectual property, royalties and reimbursement.”

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2017	2016	Percent Change	2017	2016	Percent Change

Product	$9.7	$9.3	5%	$40.5	$36.4	11%
Service	15.3	14.4	6%	62.6	49.6	26%
Total Revenue	$25.0	$23.7	6%	$103.1	$86.1	20%

By indication, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2017	2016	Percent Change	2017	2016	Percent Change

Tuberculosis	$21.0	$20.4	3%	$85.3	$78.6	9%
Tick-Borne Disease and Other	4.0	3.3	24%	17.8	7.4	139%
Total Revenue	$25.0	$23.7	6%	$103.1	$86.1	20%

By geography, total revenues were, in millions:

	Three Months Ended December 31,				Full Year Ended December 31,
			Percent Change				Percent Change
	2017	2016	As Reported	Constant Currency (1)	2017	2016	As Reported	Constant Currency (1)

United States	$15.6	$14.7	6%	6%	$64.1	$49.5	30%	30%
Europe & ROW	2.2	1.7	27%	21%	8.1	7.0	16%	17%
Asia	7.2	7.3	-1%	2%	30.9	29.6	4%	6%
Total Revenue	$25.0	$23.7	6%	6%	$103.1	$86.1	20%	20%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Fourth Quarter 2017 Financial Results

Revenue for the fourth quarter of 2017 was $25.0 million, representing 6% growth over the fourth quarter 2016 revenue of $23.7 million. Tuberculosis revenue for the fourth quarter of $21.0 million increased 3% over the prior year period.

2017 fourth quarter product revenue was $9.7 million, representing a 5% increase from product revenue of $9.3 million in the fourth quarter of 2016. The increase in product revenue was primarily driven by strong growth in tuberculosis kit sales in Europe & ROW. Service revenue for the fourth quarter of 2017 was $15.3 million, up 6% from 2016 fourth quarter revenue of $14.4 million. The increase in service revenue was primarily driven by strong growth in our clinical tick-borne disease business, as well as tuberculosis volume increases in the United States and United Kingdom.

United States revenue was $15.6 million in the fourth quarter of 2017, representing 6% growth over revenue of $14.7 million in the prior year period. The increase was due to growth in our tuberculosis and tick-borne disease businesses.

Europe & ROW revenue was $2.2 million in the fourth quarter of 2017, representing a 27% increase compared to the fourth quarter of 2016. On a constant currency basis, Europe & ROW increased 21% versus the fourth quarter of 2016. The increase was primarily due to tuberculosis growth in the UK and continental European markets.

Asia revenue was $7.2 million in the fourth quarter of 2017, representing a 1% decrease compared to 2016 fourth quarter revenue of $7.3 million. On a constant currency basis, Asia grew 2% versus the fourth quarter of 2016.

Gross profit for the fourth quarter of 2017 was $14.5 million, an increase of $1.9 million over gross profit of $12.5 million in the same period of 2016. Gross margin for the fourth quarter of 2017 was 57.7%, an increase of 490 basis points from gross margin of 52.8% in the fourth quarter of 2016. The increase in gross margin was primarily the result of lower royalty expenses and favorable product mix.

Operating expenses were $28.1 million in the fourth quarter of 2017, an increase of $8.4 million compared to $19.7 million in the same period last year. The increase in operating expenses was largely due to the inclusion of a one-time non-cash impairment charge of $7.2 million to write-off certain intangible assets acquired in conjunction with the 2016 acquisition of Immunetics, as well as expenses related to our BLA submissions and patent litigation.

Net income for the fourth quarter of 2017 was $8.8 million, or $0.33 per share on a diluted basis, compared to a net loss $4.9 million, or $0.22 per share in the fourth quarter of 2016. Diluted net loss per share was based on 26,828,912 and 22,412,691 weighted average ordinary shares outstanding for the fourth quarters of 2017 and 2016, respectively.

EBITDA for the fourth quarter of 2017 was $14.4 million compared to $(6.9) million in the fourth quarter of 2016. Adjusted EBITDA was $(4.0) million for the fourth quarter compared to $(5.2) million in the same period in 2016. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Full Year 2017 Financial Results

Revenue for the full year 2017 was $103.1 million, representing 20% growth over the full year 2016 revenue of $86.1 million.

2017 full year product revenue was $40.5 million representing an 11% increase from product revenue of $36.4 million in the full year 2016. The increase in product revenue was primarily driven by growth in TB volumes in Asia and Europe & ROW, as well as sales of tick-borne disease kits. Service revenue for the full year 2017 was $62.6 million, up 26% from $49.6 million in the full year 2016. The increase in service revenue was primarily driven by revenues from our tick-borne disease business, as well as tuberculosis volume increases in the United States and United Kingdom.

United States revenue was $64.1 million in the full year 2017 representing 30% growth compared to full year 2016 revenue of $49.5 million. The increase in United States revenue was primarily due to revenues from our tick-borne disease business.

Europe & ROW revenue was $8.1 million in the full year 2017 representing a 16% increase compared to full year 2016 revenue of $7.0 million. On a constant currency basis, Europe & ROW grew 17% versus the full year 2016. Asia revenue was $30.9 million in the full year 2017 representing 4% growth over full year 2016 revenue of $29.6 million. On a constant currency basis, Asia grew 6% versus the full year 2016. The increase was driven by continued growth in China and higher sales in South Korea.

Gross profit for the full year 2017 was $56.3 million, an increase of $9.7 million over gross profit of $46.6 million in the full year 2016. Gross margin was 54.7%, an increase of 60 basis points from a gross margin of 54.1% in the full year 2016. The full year gross margin performance reflects lower royalty expenses and an underlying improvement in tuberculosis cost of revenues. These margin benefits were partially offset by higher volumes in our tick-borne disease business, which carries lower gross margins, as well as some early infrastructure investments necessary to meet future growth.

Operating expenses were $109.9 million in the full year 2016, an increase of $37.4 million compared to $72.6 million in the full year 2016. The increase in operating expenses was due to the inclusion of a full year of operating costs from both Imugen and Immunetics, expenses related to our BLA submissions and patent litigation, the inclusion of a charge related to the SSI settlement, and the inclusion of non-cash impairment charges of $18.3 million to write-off certain intangible assets acquired in conjunction with the 2016 acquisitions of Imugen and Immunetics.

Net loss for the full year 2017 was $32.9 million, or $1.38 per share, compared to a loss of $22.3 million, or $1.00 per share for the full year 2016. Net loss per share was based on 23,757,902 and 22,353,713 weighted average ordinary shares outstanding for the full years 2017 and 2016, respectively.

EBITDA for the full year 2017 was $(23.9) million compared to $(22.2) million for the full year 2016. Adjusted EBITDA was $(20.0) million for the full year 2017 compared to $(18.5) million for the full year 2016. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Cash and cash equivalents were $90.3 million as of December 31, 2017. This compares to cash and cash equivalents of $59.1 million as of December 31, 2016.

Business Outlook

For full year 2018, the Company expects revenue of between $112 and $118 million, representing 9% - 15% year-over-year growth as reported.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, February 27, 2018 at 8:00 a.m. Eastern Time to review fourth quarter and full year 2017 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 6949857, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACT:

For Media and Investor Inquiries:
Karen Koski
Head of Strategy and Investor Relations
Oxford Immunotec
Tel: +1 (508) 556-1377
kkoski@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2017	2016	2017	2016
Revenue
Product	$9,714	$9,286	$40,522	$36,430
Service	15,312	14,419	62,558	49,648
Total revenue	25,026	23,705	103,080	86,078
Cost of revenue
Product	2,428	3,535	13,794	13,956
Service	8,146	7,663	32,937	25,516
Total cost of revenue	10,574	11,198	46,731	39,472
Gross profit	14,452	12,507	56,349	46,606
Operating expenses:
Research and development	4,481	4,044	16,701	13,881
Sales and marketing	8,842	8,299	38,016	34,964
General and administrative	7,359	6,981	30,366	23,181
Change in fair value of contingent purchase price consideration	—	(1,380)	(3,475)	(1,208)
Intangible assets impairment charges	7,236	1,765	18,300	1,765
Settlement expense	197	—	10,028	—
Total operating expenses	28,115	19,709	109,936	72,583
Loss from operations	(13,663)	(7,202)	(53,587)	(25,977)
Other income (expense):
Interest expense, net	(694)	(776)	(3,105)	(864)
Foreign exchange (losses) gains	(573)	(343)	(1,850)	1,364
Other income (expense)	53	(403)	(209)	(646)
Litigation settlement income	27,500	—	27,500	—
Income (loss) before income taxes	12,623	(8,724)	(31,251)	(26,123)
Income tax (expense) benefit	(3,823)	3,866	(1,634)	3,774
Net income (loss)	$8,800	$(4,858)	$(32,885)	$(22,349)

Net income (loss) per ordinary share:
Basic	$0.34	$(0.22)	$(1.38)	$(1.00)
Diluted	$0.33	$(0.22)	$(1.38)	$(1.00)

Weighted-average shares used to compute net income (loss) per ordinary share:
Basic	25,532,152	22,412,691	23,757,902	22,353,713
Diluted	26,828,912	22,412,691	23,757,902	22,353,713

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
Net loss	$8,800	$(4,858)	$(32,885)	$(22,349)
Income tax (benefit) expense	3,823	(3,866)	1,634	(3,774)
Interest expense, net	553	776	2,535	864
Depreciation and amortization	1,125	1,027	4,240	3,094
Accretion and amortization of loan fees	141	—	570	—
EBITDA	14,442	(6,921)	(23,906)	(22,165)

Reconciling items:
Share-based compensation expense	1,598	1,192	5,864	5,019
Unrealized exchange (gains) losses	72	110	686	(1,880)
Change in fair value of contingent purchase price consideration	—	(1,380)	(3,475)	(1,208)
Intangible asset impairment charge	7,236	1,765	18,300	1,765
Settlement expense	197	—	10,028	—
Litigation settlement income	(27,500)	—	(27,500)	—
Adjusted EBITDA	$(3,955)	$(5,234)	$(20,003)	$(18,469)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	December 31,
(in thousands, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$90,332	$59,110
Accounts receivable, net	16,981	13,265
Inventory, net	10,142	7,437
Prepaid expenses and other assets	3,027	2,390
Total current assets	120,482	82,202
Restricted cash, non-current	200	200
Property and equipment, net	9,067	7,793
In-process research and development	—	16,170
Goodwill	3,967	3,822
Other intangible assets, net	7,849	11,017
Deferred tax asset	2,486	2,630
Other assets	185	178
Total assets	$144,236	$124,012

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,842	$3,201
Accrued liabilities	11,134	14,282
Settlement liability	4,342	—
Contingent purchase price consideration	—	882
Deferred income	36	41
Current portion of loans payable	91	84
Total current liabilities	22,445	18,490
Long-term portion of loans payable	29,904	29,601
Settlement liability	3,894	—
Contingent purchase price consideration	—	2,593
Other liabilities	364	364
Total liabilities	56,607	51,048

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at December 31, 2017 and December 31, 2016, and 25,661,634 and 22,635,431 shares issued and outstanding at December 31, 2017 and 2016, respectively	269	243
Additional paid-in capital	294,613	249,128
Accumulated deficit	(201,541)	(168,656)
Accumulated other comprehensive loss	(5,712)	(7,751)
Total shareholders’ equity	87,629	72,964
Total liabilities and shareholders’ equity	$144,236	$124,012